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                                                                   EXHIBIT 10.14


                              CONSULTING AGREEMENT


         This Consulting Agreement is made between Dennis J. Nowak ("Mr. Nowak") and Nanophase Technologies Corporation ("NTC").

         WHEREAS, during the period between September 3, 1996 and June 25, 1999, Mr. Nowak served as the Vice President, Chief Financial Officer, Secretary and Treasurer of NTC pursuant to agreements including that certain letter agreement presenting the terms of employment between NTC and Mr. Nowak dated as of September 3, 1996 (the "Employment Agreement");

         WHEREAS, effective June 25, 1999, Mr. Nowak will cease serving as an officer and employee of NTC;

         WHEREAS, NTC wishes to have periodic future access to Mr. Nowak's knowledge and experience, and Mr. Nowak wishes to provide NTC with such access; and

         WHEREAS, NTC wishes to engage Mr. Nowak as NTC's consultant and Mr. Nowak wishes to provide consulting services to NTC upon the terms and conditions stated in this Consulting Agreement.

         NOW, THEREFORE, in consideration of the parties' mutual promises set forth below, Mr. Nowak and NTC agree as follows:

         1. For a period of twelve months starting on June 26, 1999 and ending on June 26, 2000, Mr. Nowak shall render reasonable consulting services to NTC, as may reasonably be requested by NTC's President from time to time (the "Term"). Mr. Nowak shall make himself reasonably available to NTC for such consulting services; however, Mr. Nowak shall not be required to render services in an amount or manner that would unreasonably interfere with any other business activities or employment obligations which Mr. Nowak may have or may hereafter undertake. To the extent Mr. Nowak incurs reasonable out of pocket expenses in connection with such consulting services, such expenses shall be reimbursable, subject to Mr. Nowak's compliance with NTC's reimbursement policy applicable to corporate executives.

         2. NTC shall pay Mr. Nowak consulting fees in the aggregate amount of $170,000 (the "Consulting Fees"), payable in 26 equal proportionate amounts on NTC's regular payroll periods. NTC shall tender payments of all Consulting Fees by first-class or overnight mail, addressed to Dennis J. Nowak, 10113 Wellington Terrace, Munster, Indiana 46321 or such other address as Mr. Nowak subsequently may provide to NTC.

         3. The parties to this Consulting Agreement understand and agree that the foregoing Consulting Fees shall be paid by NTC solely in exchange for Mr. Nowak's agreement to perform consulting services for NTC. The Consulting Fees are not intended and should not be construed


Document #: 353392


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as NTC's payment to Mr. Nowak of wages, salary or compensation for his services.
NTC will forward Form 1099 to the U.S. Internal Revenue Service, the Indiana Department of Revenue and any other applicable taxing authority in connection with the Consulting Fees paid by NTC under this Consulting Agreement.

         4. Within five business days after both Mr. Nowak and NTC have signed this Consulting Agreement, NTC shall provide Mr. Nowak with payment of $30,403.85, consisting of 372 hours of unused vacation pay that Mr. Nowak accrued during his employment with NTC. Such vacation pay will be subject to applicable payroll and withholding taxes and deductions required by law.

         5. Within fourteen days following NTC's receipt of appropriate invoices from an outplacement provider mutually acceptable to Mr. Nowak and NTC, NTC will issue to such outplacement provider a maximum payment of $4,250.00 for outplacement services received by Mr. Nowak from the outplacement provider.

         6. Within fourteen days following NTC's receipt of an appropriately detailed, itemized invoice from an attorney of Mr. Nowak's choice, NTC will issue to such attorney a maximum payment of $1,000.00 for legal services the attorney rendered to Mr. Nowak in connection with his negotiation and review of this instrument.

         7. Within fourteen days after execution of this Consulting Agreement, Mr. Nowak shall submit to NTC a request for reimbursement of any outstanding out of pocket expenses incurred by Mr. Nowak in connection with his employment by NTC and which are reimbursable pursuant to paragraph 3 of the Employment Agreement, supported by appropriate documentation. NTC shall process such reimbursement request in accordance with NTC's policy for reimbursements applicable to NTC's executive officers on the same terms and conditions generally applicable to such officers, and submit a check for any such reimbursable amounts to Mr. Nowak within fourteen days after NTC's receipt of the reimbursement request and appropriate supporting documentation.

         8. Mr. Nowak shall be entitled to keep the Canon Fax B360IF fax machine previously provided to him by NTC. NTC hereby transfers to Mr. Nowak all its right, title and interest in and to this fax machine.

         9. Within five days after Mr. Nowak's execution of this Consulting Agreement, he shall return to NTC its following property previously entrusted to Mr. Nowak:

            A. The original and any copies of all documents (including any tangible material or computer-maintained data containing information derived from such documents) containing, referencing or pertaining to information concerning any aspects of NTC's plans or activities regarding research, development, products, marketing, unpublished financial information, prices, costs or any other information within the scope of that certain Confidential Information And Proprietary Rights Agreement between Mr. Nowak and NTC dated September 3, 1996.


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                  B. The Dell Latitude CP Laptop Computer with battery, carrying case, power cord and related peripherals, and all software and hardware contained in this computer (including modem card, ethernet card and adapter, Windows 98, Lotus Organizer 98, and Office 97 Professional Version). Mr. Nowak warrants that no data or information contained in the above-described computer (including its hard-drive or memory) as of June 22, 1999 has been subsequently modified, deleted, supplemented or altered in any way.

                  C. The portable cellular flip telephone with external battery and recharger.

                  D. All keys to any cabinets, containers or doors on NTC's premises which were in Mr. Nowak's possession or control as of June 22, 1999.

         10. Subject to the continuation election and eligibility of Mr. Nowak and his family for COBRA continuation coverage under the terms of NTC's group health and dental insurance plans, NTC will pay Mr. Nowak's monthly insurance premium under COBRA for a period of twelve months starting on June 26, 1999 and ending on June 26, 2000. Thereafter, Mr. Nowak and his family can continue participation in NTC's group health and dental insurance plan at their own expense, pursuant to COBRA.

         11. NTC will not contest any claim for unemployment insurance benefits that Mr. Nowak may file with the Illinois Department of Employment Security or an analogous Indiana governmental agency.

         12. Mr. Nowak acknowledges that NTC makes no representations or warranties to him concerning the tax consequences, if any, of the Consulting Fees or any other monies paid or benefits provided by NTC under this Consulting Agreement. Each party to this instrument shall bear its own such tax consequences, if any, and any related applicable tax reporting or filing obligations.

         13. NTC acknowledges and confirms that under its Amended and Restated 1992 Stock Option Plan, as amended to date (the "Stock Option Plan") and any Stock Option Agreement between NTC and Mr. Nowak (the "Stock Option Agreements"):

                  A. Any stock options previously granted to Mr. Nowak shall remain in effect and operate solely according to the provisions of the respective Stock Option Agreements and the Stock Option Plan throughout the Term of this Consulting Agreement.



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                  B. Throughout the Term of this Consulting Agreement, Mr. Nowak shall have "Continuous Status as an Employee, Consultant or Outside Director" within the meaning of Sections 2(e) and 2(f) of the Stock Option Plan and Mr. Nowak's interests under the Stock Option Agreements shall continue to vest consistent with the provisions of each respective Stock Option Agreement.

                  C. Pursuant to Section 8(b)(ii)(D) of the Stock Option Plan, Mr. Nowak may exercise any stock options previously granted to him, subject to the terms of the Stock Option Agreements and the Stock Option Plan, by the delivery of cash to NTC by a broker-dealer to whom Mr. Nowak has submitted an irrevocable notice of exercise.

                  D. Pursuant to Section 7(d) of the Stock Option Plan and the terms of the Stock Option Agreements, Mr. Nowak may exercise any stock options previously granted to him in accord with the provisions of each respective Stock Option Agreement and subject to the withholding and tax payment requirements of the Stock Option Plan, the Stock Option Agreements and applicable law. NTC will report any such exercise of stock options by Mr. Nowak to the U.S. Internal Revenue Service on Form W-2.

         14. The parties to this instrument understand and agree that NTC's obligations under Paragraphs 2, 5, 6 and 10 of this Consulting Agreement are expressly subject to Mr. Nowak's complying with his following obligations:

             A. Mr. Nowak shall render such consulting services to NTC as reasonably requested pursuant to Paragraph 1 of this Consulting Agreement; provided, however, that NTC shall provide Mr. Nowak with notice and reasonable opportunity to cure with respect to Paragraph 1.

             B. Concurrently with Mr. Nowak's executing this Consulting Agreement, he shall provide NTC with written notice of his voluntary resignation as Vice President, Chief Financial Officer, Secretary and Treasurer, and as an employee of NTC, effective June 25, 1999.

             C. Mr. Nowak hereby waives and releases any claim, action, suit, debt, dues, account, controversy, damages or judgment which Mr. Nowak had, has or hereafter may have, whether known or unknown, for (i) any claim for salary, bonuses, severance benefits or severance payments from NTC, and (ii) any claim under Paragraph 5 of the Employment Agreement.

             D. Mr. Nowak hereby confirms the continuing existence and enforceability of, and his compliance with: (i) all terms of that certain Confidential Information And Proprietary Rights Agreement between Mr. Nowak and NTC dated September 3, 1996, and (ii) the confidentiality covenant in Paragraph 6 of the Employment Agreement.





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                  E. Mr. Nowak shall maintain the confidentiality of all terms of this Consulting Agreement, and he warrants that he will not, in any manner or means, by act or omission, disclose the terms of this Consulting Agreement to any person or entity. Mr. Nowak specifically warrants that he will not represent to any person or entity that he is a consultant to, or otherwise affiliated with, NTC. The warranties in this Paragraph 14.E shall not apply to Mr. Nowak's disclosures to his spouse, financial advisors or lawyers, or to disclosures of Mr. Nowak as required by applicable law or legal process.

                  F. Mr. Nowak's complying with all his obligations with respect to NTC's property as described in Paragraph 9 of this Consulting Agreement.

         15. The parties to this instrument do not intend that any provisions of this Consulting Agreement shall release or waive any claim, action, suit, debt, dues, account, controversy, damages or judgment that any party had, has or may hereafter have against another party or any other person, except as expressly provided in Paragraph 14.C of this instrument. NTC specifically acknowledges that this instrument does not waive any rights or claims that Mr. Nowak now has or hereafter may have under that certain Indemnification Agreement between NTC and Mr. Nowak dated November 26, 1997, which remains in full force and effect in accordance with its terms, or under Directors and Officers Insurance and Company Reimbursement Policy No. GA6079397 issued to NTC by Gulf Insurance Company.

         16. This Consulting Agreement, and all obligations of NTC under Paragraphs 2, 5, 6 and 10 of this instrument, shall end immediately upon the earlier of: (a) Mr. Nowak's death; (b) the conclusion of the Term; or (c) Mr. Nowak failing to comply with his obligations under Paragraph 14 of this Consulting Agreement; provided, however, that no breach of Paragraph 14.A of this Consulting Agreement by Mr. Nowak will be deemed to have occurred until NTC provides him with notice and a reasonable opportunity to cure.

         17. Mr. Nowak shall have no power to assign his respective rights or obligations under this Consulting Agreement.

         18. Any dispute or controversy based upon or arising in connection with any party's respective rights or obligations under this Consulting Agreement shall be submitted to arbitration before a single arbitrator in Chicago, Illinois pursuant to the commercial arbitration rules of the American Arbitration Association. An arbitration award rendered pursuant to this Paragraph 18 shall be final, binding on the parties and may be submitted to any court of competent jurisdiction for entry of a judgment thereon, in accord with the Federal Arbitration Act or the Uniform Arbitration Act.

         19. Except as otherwise provided in Paragraph 2 of this instrument, any notice to be given under this Consulting Agreement shall be in writing and delivered personally or by overnight courier, addressed to the party concerned at the address stated below or to such other address as such party subsequently may provide in writing:

              If to Mr. Nowak:  Dennis J. Nowak
                       10113 Wellington Terrace


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                             Munster, Indiana 46321

   with a copy to:           Richard L. Fenton
                             Sonnenschein, Nath & Rosenthal
                             8000 Sears Tower
                             Chicago, Illinois 60606

   If to NTC:                Nanophase Technologies Corporation
                             453 Commerce Street
                             Burr Ridge, Illinois 60521

                             Attention:  President

   with a copy to:           David L. Weinstein
                             Wildman, Harrold, Allen & Dixon
                             225 West Wacker Drive
                             Chicago, Illinois 60606

         20. Mr. Nowak acknowledges that the only consideration for this Consulting Agreement is described in this instrument; that no other promise or agreement has been made to or with him by any person or entity whatsoever to cause him to sign this Consulting Agreement; that he is represented by counsel and that counsel has explained to him all the terms of this Consulting Agreement and that he has voluntarily signed it; and that this instrument constitutes the entire agreement between the parties on all the subjects described herein.

         21. This Consulting Agreement shall be construed in accord with, and governed by, the laws of the State of Illinois.

         22. David L. Weinstein, one of the attorneys for NTC, represents and warrants that he has been duly authorized to execute this Consulting Agreement on behalf of NTC.

         23. This Consulting Agreement may be signed by the parties by facsimile and in multiple counterparts.

       /s/ Dennis J. Nowak                                June 25, 1999
---------------------------------------                   Date
           DENNIS J. NOWAK



NANOPHASE TECHNOLOGIES
CORPORATION


By: /s/ David L. Weinstein                                June 25, 1999
   ------------------------------                         Date
        David L. Weinstein
        One of Its Attorneys





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